Exhibit 10.12

CRUDE CORN OIL PURCHASE AGREEMENT

(Agreement to Purchase Output)

This Crude Corn Oil Purchase Agreement (“Agreement”) is made and entered into as of the 30th day of July 2008, by and between Soy Energy, LLC, an Iowa limited liability company, (“Soy Energy”) and Siouxland Ethanol, LLC, a Nebraska Limited Liability Company (“Seller”).

RECITALS

A.        Seller currently owns an ethanol production facility (the “Ethanol Plant”) located at 1501 Knox Boulevard, Jackson, NE, and Seller will produce, as a coproduct, crude corn oil from the ethanol produced at the Ethanol Plant.

B.        Soy Energy intends to own and operate a biodiesel plant to be located at Marcus, Iowa (the “Biodiesel Plant”).

C.        Soy Energy desires to purchase from the Seller a portion of the monthly supply of crude corn oil produced by Seller at the Ethanol Plant (the “Corn Oil”) to be used as a feedstock for the Biodiesel Plant, and Seller desires to sell the Corn Oil to Soy Energy on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Purchase of Corn Oil.

(a)       Purchase of Ethanol Plant Output. Soy Energy will purchase from Seller 500,000 pounds of Corn Oil produced at the Ethanol Plant per calendar month in accordance with the terms and conditions of this Agreement. Seller shall have the right to sell all Corn Oil not purchased by Soy Energy under this Agreement (including 100% of Corn Oil production prior to the First Supply Date (defined below)) on the open market at prices and on terms and conditions acceptable to Seller.

(b)       Price. During the term of this Agreement, Soy Energy will pay Seller the purchase price of 28 cents per lb. of Corn Oil, as adjusted, from time to time, as set forth on the attached Schedule A (the “Purchase Price”). The Guaranteed Base Price (as defined in Schedule A) will be paid by Soy Energy to Seller within ten (10) days of the day on which Soy Energy takes possession of the Corn Oil in accordance with Section 1(d) below. The Monthly Additional Heating Oil Index Payment (as defined in Schedule A) for all Corn Oil for which Soy Energy takes possession during a month will be paid by Soy Energy within fifteen (15) days after the last day of that month. Any Purchase Price which remains unpaid after such date will accrue interest at the rate of eighteen percent (18%) per annum and Soy Energy will be responsible for the cost of collection, including reasonable attorneys fees and expenses, related thereto.

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(c)       Founders Supply Bonus. During the term of this Agreement, Soy Energy will pay Seller any Founders Supply Bonus due and payable in accordance with the terms and conditions of the Soy Energy, LLC Founders Program attached hereto as Schedule C.

(d)       Delivery. Seller shall deposit all Corn Oil into a storage tank at Seller’s Ethanol Plant. Soy Energy shall then, at Soy Energy’s sole expense, remove the Corn Oil from the Ethanol Plant (up to the maximum monthly amount purchased under this Agreement) using Soy Energy’s trucks or such other carrier(s) as Soy Energy may select, which method of transport and carrier(s) may be reasonably approved by Seller. Soy Energy shall furnish, at its sole expense, all personnel and equipment necessary or convenient to remove and transport the Corn Oil from the Ethanol Plant except as provided below in Section 1(e). Soy Energy shall, with the advice and consent of Seller, which consent may not be unreasonably withheld, establish a transportation schedule that will permit Seller to operate its oil recovery equipment on a full-time basis. Title to and risk of loss for all such Corn Oil purchased by Soy Energy from Seller shall pass to Soy Energy, and the obligation to pay the Purchase Price for such Corn Oil will arise, upon Soy Energy or its agents or contractors taking possession of the Corn Oil at the Ethanol Plant.

(e)       Equipment and Access. Seller, at its expense, will provide suitable load-out and storage facilities for the Corn Oil at the Ethanol Plant. Soy Energy and Seller agree to schedule loading dates occurring after the First Supply Date at Seller’s discretion; however, the scheduling of such loading dates shall not conflict with or otherwise impair any of Soy Energy’s other rights under this Agreement or otherwise unreasonably burden Soy Energy. Seller agrees to advise Soy Energy when it encounters an access problem and Seller shall then have a reasonable period of time in which to remedy the problem.

(f)        Quality Control, Weights. In addition to the Corn Oil Prequalification process set forth below in Section 3, Soy Energy has the right to inspect and test any Corn Oil prior to unloading it at Soy Energy. Soy Energy reserves the right whether or not it has made payment, to reject and receive full credit for any Corn Oil which is (or which, within twenty four (24) hours after Soy Energy’s inspection, through the use of the Corn Oil or otherwise, proved to be) defective or not in accordance with the Specifications (as defined below). If the Corn Oil is defective or otherwise not in accordance with the Specifications and prior to returning such Corn Oil to Seller, Soy Energy agrees to work with Seller to attempt to resolve any issues related to Corn Oil Specifications and to reasonably assist Seller in exploring options for selling, transferring or otherwise handling Corn Oil supplied by Seller that is not in accordance with the Specifications. The seller has the sole right to determine the final destination and price of any oil that is rejected by Soy Energy. The weight of Corn Oil delivered to Soy Energy pursuant to this Agreement shall be determined by weighing the Corn Oil across Seller’s scale and shall be reflected in an invoice, receipt, bill of lading or other appropriate documentation delivered to the agents or contractors of Soy Energy at the time they take possession of the Corn Oil at the Ethanol Plant in the manner described in Section 1(d) above. The weights and date of delivery reflected in such documentation will be the basis for all payments of the Purchase Price by Soy Energy. Soy Energy shall have the right, from time to time, to verify the accuracy of Seller’s scale.

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2.	Term.

(a)       This Agreement will have an initial term from the date of the first delivery of Corn Oil to Soy Energy hereunder, not including any delivery for purposes of Corn Oil Prequalification (the “First Supply Date”), to the date that is three (3) years from the First Supply Date, unless sooner terminated under Section 7 hereof (the “Initial Term”). After expiration of the Initial Term, this Agreement may be renewed for two additional one (1) year consecutive terms (“Guaranteed Renewal Terms”) at the sole discretion of Seller, unless the Agreement is terminated sooner under Section 7 hereof. Seller will notify Soy Energy of its intention to renew this Agreement at least ninety (90) days before the expiration of the Initial Term or any of the Guaranteed Renewal Terms and the Agreement shall then be renewed. If Seller does not provide such notice to Soy Energy, the Agreement shall expire at the end of such Initial Term or Guaranteed Renewal Term. After expiration of the second Guaranteed Renewal Term, if Seller has renewed this Agreement for the two additional Guaranteed Renewal Terms, this Agreement will be renewed for additional one (1) year consecutive terms (“Non-Guaranteed Renewal Term”), unless either party notified the other of its intent to terminate this Agreement at least ninety (90) days before the expiration of the second Guaranteed Renewal Term or any Non-Guaranteed Renewal Term, or unless the Agreement is terminated sooner under Section 7 hereof.

(b)       Soy Energy shall have the sole discretion to determine the First Supply Date by providing Seller with written notice thirty (30) days prior to Soy Energy's desired First Supply Date (the "Performance Notice"), provided that the First Supply Date shall be no later than December 31, 2009. Further, Soy Energy shall provide Seller with notice upon start of construction (the “Notice of Construction”), as well as periodic updates relative to the expected First Supply Date. Notwithstanding the foregoing, the Seller’s obligations under this Agreement are subject to Soy Energy providing the Notice of Construction by December 31, 2008. Should Soy Energy not meet the deadlines for the First Supply Date or the Notice of Construction, Seller may extend the dates at Seller’s discretion. As additional consideration for Seller's willingness to permit Soy Energy to delay the First Supply Date, Soy Energy agrees to consult with Seller, from time to time, regarding certain technical issues relating to Corn Oil and corn oil recovery technologies and may assist Seller with the sale of Corn Oil.

3.	Corn Oil Prequalification and Specifications.

(a)       On or before the First Supply Date, Seller shall provide to Soy Energy a representative sample of Corn Oil from the Ethanol Plant in a reasonable quantity requested by Soy Energy for purposes of prequalification. Soy Energy shall promptly evaluate the sample for suitability for making biodiesel in a biodiesel plant. If in Soy Energy’s sole judgment, the sample of Corn Oil is suitable, Soy Energy shall notify Seller that the Corn Oil from the Ethanol Plant is prequalified. If the Corn Oil is not suitable in the sole judgment of Soy Energy, Soy Energy will inform Seller of the defects. Seller at its sole election, (i) modify Seller’s corn oil recovery facility at its sole expense in order to produce Corn Oil meeting Soy Energy’s prequalification standards or (ii) terminate this Agreement. Soy Energy shall provide to Seller reasonable consultation and reevaluation of new samples of Corn Oil to assist Seller in making such modifications.

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(b)       In the event that Seller modifies the corn oil recovery facility, the Ethanol Plant, and/or the operation and processes of the corn oil recovery facility and/or the Ethanol Plant in a manner that may affect the quality or characteristics of the Corn Oil, Seller shall notify Soy Energy and submit a sample of Corn Oil for evaluation by Soy Energy. If in Soy Energy’s sole judgment, the sample of Corn Oil is suitable, Soy Energy shall notify Seller that the Corn Oil from the Ethanol Plant is prequalified. If the Corn Oil is not suitable in the sole judgment of Soy Energy, Soy Energy will inform Seller of the defects or other properties that make the Corn Oil not suitable. Seller at its sole election, (i) modify Seller’s corn oil recovery facility at its sole expense in order to produce Corn Oil meeting Soy Energy’s prequalification standards or (ii) terminate this Agreement. Soy Energy shall provide reasonable reevaluation of new samples of Corn Oil.

(c)       In addition to being prequalified, Corn Oil to be provided by Seller shall meet the specifications set forth in Schedule B (the “Specifications”).

4.	Warranties.
Seller guarantees, represents, and warrants to Soy Energy as follows:

(a)       The Corn Oil shall meet the Specifications.

(b)       The Corn Oil complies with the laws of the United States and of Nebraska and municipalities thereof, governing weights, measures, and sizes.

(c)       The Corn Oil, its delivery and the production thereof by Seller shall not infringe upon or violate, without license, the patent, copyright, trademark, trade secret or any other proprietary rights of any person whatsoever.

5.       Independent Contractors. Soy Energy and Seller are independent contractors and customer and supplier hereunder and this Agreement will not operate to create any partnership or joint venture between the parties.

6.       Force Majeure. Soy Energy will be excused and relieved from performance under this Agreement if such performance is prevented by acts of God, drought, flood, civil commotion, war, strikes, or other cause beyond the reasonable control of Soy Energy. Seller will be excused and relieved from performance under this Agreement if such performance is prevented by acts of God, drought, flood, civil commotion, war, strikes, or other cause beyond the reasonable control of Seller. If a suspension or delay in performance is unavoidable, the party who is excused and relieved from performance hereunder will recommence its performance as soon as the cause is removed or remedied. Both parties will in good faith use such effort as is reasonable under all the circumstances known to that party at that time to remove or remedy the cause or causes and to mitigate the damages. In addition, if from time to time Seller determines that it is unable to operate the Ethanol Plant at a profitable level it may at its sole discretion discontinue supplying Corn Oil to Soy Energy under this Agreement upon providing Soy Energy with a minimum of 30 days’ notice.

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7.       Termination. This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term, as follows:

(a)       By either party, upon ninety (90) days written notice to the other party but only as provided in Section 2 dealing with the termination of the Agreement at the expiration of the second Guaranteed Renewal Term or any Non-Guaranteed Renewal Term.

(b)       Except for a default excused by force majeure under Section 6 above, by either party, in the event the defaulting party fails to perform any of its obligations hereunder and fails to remedy such nonperformance within ninety (90) days after receiving written demand to correct such nonperformance from the non-defaulting party, which notice must be given within thirty (30) days of the date of default. Such notice shall reasonably identify the default to be cured.

(c)       By either party, at the sole discretion and option of that party upon written notice to the other party, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceeding or make any assignment or other arrangement for the benefit of creditors.

(d)       By Seller, at Seller’s sole discretion and option upon written notice to Soy Energy, if the First Supply Date does not occur on or before December 31, 2009.

(e)       By Seller, at Seller’s sole discretion and option upon written notice to Soy Energy, if Soy Energy has not started construction of the Biodiesel Plant by December 31, 2008.

(f)        By Seller, upon written notice to Soy Energy, if Seller elects to terminate this Agreement pursuant to Sections 3(a) or 3(b) hereof.

(g)       By either party as set forth in Item 3 of Schedule A hereto.

Termination of this Agreement shall not prevent the terminating party from making any claims it may have for damages against a breaching party.

8.       Indemnification by Seller. Seller hereby indemnifies and holds Soy Energy, its members, managers, officers, directors, employees, successors and permitted assigns, harmless against all losses, damages (excluding any special, consequential and punitive damages), liabilities, claims, obligations or expenses of whatever form or nature, including reasonable attorneys fees and other costs of legal defense, whether direct or indirect, that they, or any of them may sustain or incur as a result of any acts or omissions of Seller or any of its officers, members, managers, employees or agents, including but not limited to (i) action taken by or on behalf of Seller constituting gross negligence or willful misconduct in connection with the production and delivery of Corn Oil or (ii) violation of any applicable state or federal law, regulation or order. Notwithstanding the foregoing or any other provision hereof, the only remedy with respect to the representations of Seller made in Section 4 hereof shall be a refund of the Purchase Price paid with respect to any Corn Oil with respect to which such representations were not true as of the date of delivery.

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9.       Indemnification by Soy Energy. Soy Energy hereby indemnifies and holds Seller, its officers, members, managers, employees, successors and permitted assigns, harmless against all losses, damages (excluding any special, consequential and punitive damages), liabilities, claims, obligations or expenses of whatever form or nature, including reasonable attorneys fees and other costs of legal defense, whether direct or indirect, that they, or any of them may sustain or incur as a result of any acts or omissions of Soy Energy or any of its officers, members, managers, directors, employees or agents, including but not limited to (i) action taken by or on behalf of Soy Energy in connection with the delivery or transportation of Corn Oil constituting gross negligence or willful misconduct or (ii) violation of any applicable state or federal law, regulation or order.

10.      Each party agrees that during the term of this Agreement, and any extension thereof, such party shall obtain and carry, in full force and effect, comprehensive general liability insurance, including broad form vendors, product, and contractual liability endorsements. The policy limits for said coverage shall not be less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) per annual aggregate and shall be placed with an insurance company reasonably acceptable to the other party. The insurance coverage described in this paragraph shall be evidenced by a Certificate of Insurance, which shall be provided by each party to the other party upon request and shall name the other party as an additional insured. Said insurance coverage shall not be cancelable by either party or its insurance carrier except upon thirty (30) days written notice to the other party by the insurer. In addition, Soy Energy agrees that all drivers operating trucks coming on to the Ethanol Plant for purposes of taking delivery of Corn Oil for Soy Energy will be covered by a policy of workers compensation insurance.

11.      Time and Amount Specified. Dates of shipment and quantities of Corn Oil specified are of the essence. Seller shall promptly notify Soy Energy whenever it appears to Seller that it will be unable to produce and have available the estimated quantities of Corn Oil on the dates specified.

12.      General Terms.

(a)       Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and permitted assigns.

(b)       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Iowa, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Iowa or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Iowa.

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(c)       Notices.

(1)          All notices, consents, requests, demands, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (i) delivered personally, (ii) sent by electronic communication (e-mail) where receipt by the party to whom the communication is sent can be verified by the sending party, (iii) sent by certified or registered mail, postage prepaid, or (iv) sent by reputable overnight delivery service, pending the designation of another address, addressed as follows:

If to Soy Energy:	Soy Energy, LLC.
c/o Rick Davis
4832 G Avenue
PO Box 663
Marcus, Iowa 51035

If to Seller	Siouxland Ethanol, LLC
c/o Chuck Hofland
1501 Knox Boulevard
Jackson. NE
(402) 632-2672
chuck.hofland@siouxlandethanol.com

The date of giving of any such notice shall be (i) the date of hand delivery, (ii) the time of receipt of an electronic communications, (iii) the day after delivery to the overnight courier service, or (iv) the date five (5) days following mailing, as applicable.

(d)       Amendments. This Agreement may only be amended or modified by written instrument signed by the parties.

(e)       Counterparts. This Agreement may be executed in any number of counterparts of the signature page, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

(f)        Assignment. Neither party may assign this Agreement without the express written consent of the other party, except that any party may assign this Agreement to any successor in interest to the entire business operation of such party by giving fifteen (15) days written notice to other party.

(g)       Entire Agreement. The terms and conditions of this Agreement including the Schedules hereto constitute the entire agreement between the parties for the purchase and sale of Corn Oil. No other terms or conditions which Seller may submit to Soy Energy, whether contained in any document provided by Seller (including any “acknowledgement” or “confirmation”), shall in any way modify or supercede any of the terms or conditions herein, unless the same is consented to, in a writing signed by Soy Energy.

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(h)       Authorized Signatory. The individuals signing on behalf of the respective parties are duly authorized and each such individual personally guarantees that he or she has the authority to sign this Agreement and to bind the party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first indicated above.

SOY ENERGY, LLC		SELLER

By:	/s/ Richard Davis	By:	/s/ Chuck Hofland

Date:	8/15/08	Date:	8-15-08

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SCHEDULE A

Purchase Price Formula

The Purchase Price for the Corn Oil purchased by Soy Energy from Seller shall be calculated as follows F.O.B. Seller’s Ethanol Plant.

1.	Guaranteed Base Price. The Guaranteed Base Price for the Corn Oil shall be $0.280 per pound, subject to the adjustments set forth below.

2.

Quarterly Additional Heating Oil Index Payment. In addition to the Guaranteed Base Price, Soy Energy shall pay Seller the Quarterly Additional Heating Oil Index Payment which will be an amount equal to 89% of the daily average NYMEX Heating Oil First Nearby Contract Settlement Price for the calendar month for each pound of Corn Oil purchased by Soy Energy from Seller during such calendar quarter less the Guaranteed Base Price, plus or minus the Biodiesel Blenders Tax Credit Adjustment set forth below.

3.

Biodiesel Blenders Tax Credit Adjustment. The Parties agree that the Purchase Price as determined above may be re-negotiated, upon written notice by either Party to the other Party, if there is a reduction or increase in the Federal Biodiesel Blenders Tax Credit as set forth in IRS Code Section 40A, and further described in IRS Notice 2005-4 and IRS Notice 2005-62, or any other material amendment or change to such Federal Biodiesel Blenders Tax Credit. If a Party provides such written notice to the other Party and the Parties are unable to agree upon a change in the Purchase Price, either Party may terminate this Agreement upon fourteen (14) days’ written notice to the other Party.

4.	Offset for Adjustments. Any reductions in the Purchase Price determined above for adjustments may be offset by Soy Energy against amounts owed to Seller.

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SCHEDULE B

Specifications

Property	Specification Limit

Centrifugation:	Less than 3 volume percent emulsions and solids (3 min, 1600g’s, 25 deg)

Oil:

P	800 ppm max.
S	25 ppm max
Water	1.5% max
FFA	20% max
Unsaponifiables	2.5% max
GC	none
Visual	none

* Note:  The centrifugation test provides a cost basis for the oil.  The net oil basis for costing = gross oil weight*(1.000 - % emulsions&solids/100).  The centrifugation test is run for 3 minutes at 1600g’s.

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SCHEDULE C

Soy Energy, LLC Founders Program

This Soy Energy, LLC Founders Program, effective as of June 1, 2008, is provided by Soy Energy, LLC for the benefit of eligible sellers of crude corn oil from ethanol production (“Sellers”).

Purpose: Soy Energy desires to provide economic incentives to those Sellers of crude corn oil from ethanol production (“Corn Oil”) who commit early to providing Soy Energy with the Corn Oil necessary to make its Biodiesel Plant project possible by entering into a Crude Corn Oil Purchase Agreement with Soy Energy (hereinafter the “Founders”). The Founders may receive certain bonus payments which will be based on the amount of Corn Oil supplied by each Founder, the total annual production of biodiesel by the Biodiesel Plant, and the profitability of Soy Energy.

Eligibility: Sellers of Corn Oil are eligible to be Founders until Soy Energy secures a supply of Corn Oil of 10,000,000 gallons of Corn Oil per year (“Founders Oil Supply Pool”). Soy Energy reserves the right to establish other requirements for eligibility and to increase or decrease the Founders Oil Supply Pool. A Founder will no longer be eligible for the Founders Program upon the expiration or termination of the Founder’s Crude Corn Oil Purchase Agreement with Soy Energy.

Founders Supply Bonus: Each Founder will receive from Soy Energy, on an annual basis, a Founders Supply Bonus which will be calculated pursuant to the following formula:

Bonus Percentage x Soy Energy Net Income x (Corn Oil Supplied/Total Biodiesel Production)

Definitions: For purposes of the Founders Program, the following definitions apply:

a.	Bonus Percentage: The Founder’s “Bonus Percentage” shall be as follows:

i.	10% for a Crude Corn Oil Purchase Agreement with a term of three (3) years.

ii.	15% for a Crude Corn Oil Purchase Agreement with a term of four (4) years.

iii.	25% for a Crude Corn Oil Purchase Agreement with a term of five (5) years.

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b.	Net Income: “Net Income” shall be Soy Energy’s net income for federal income tax purposes.

c.	Corn Oil Supplied: “Corn Oil Supplied” shall be the Corn Oil supplied by the Founder to Soy Energy during Soy Energy’s fiscal year.

d.	Total Biodiesel Production: “Total Biodiesel Production” shall be the total number of gallons of biodiesel produced by Soy Energy during Soy Energy’s fiscal year.

Payment Terms: The Founders Supply Bonus shall be paid by Soy Energy to each Founder within one hundred twenty (120) days after the close of each fiscal year of Soy Energy.

No Ownership Interest: The Founders rights in and to the Founders Supply Bonus represent additional purchase price for the Corn Oil sold by each Founder to Soy Energy and are not securities. The Founders do not have under the Founders Program any ownership interest in or to Soy Energy, the Biodiesel Plant, or otherwise.

No Assignment: The rights of each Founder under this Founders Program are not assignable without the prior written consent of Soy Energy. Any attempted assignment without the required prior written consent shall be null and void.

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